Filed pursuant to 424(b)(3)
                                         Registration Nos. 333-38354 & 333-49528


PROSPECTUS SUPPLEMENT NO. 1
(To the Prospectus dated June 28, 2000)


                                    163,073

                           GREG MANNING AUCTIONS, INC.

                                  COMMON STOCK

                                  -------------

                              STICKER SUPPLEMENT TO

                                   PROSPECTUS

        This prospectus supplement relates to the resale of shares of our common stock by Tristar Products, Inc., a Pennsylvania corporation. You should read this prospectus supplement in conjunction with the prospectus dated June 28, 2000. This prospectus supplement is incorporated by reference into the prospectus, and all terms used herein shall have the meaning assigned to them in the prospectus. The common stock is traded on the Nasdaq National Market under the symbol "GMAI."

        The information contained in the section "Selling Shareholder" on page 4 of the prospectus is hereby amended in its entirety as follows:

                               SELLING SHAREHOLDER

        Pursuant to a Stock Grant Agreement, GMAI is required, from time to time, to issue shares of its common stock to Tristar Products, Inc., a Pennsylvania corporation. As of the date of this prospectus, GMAI has issued an aggregate of 172,753 shares of its common stock to Tristar Products in the following amounts and on the following dates:

      o     on May 31, 2000, GMAI issued 132,019 shares of common stock;

      o     on June 10, 2000, GMAI issued 31,054 shares of common stock; and

      o     on July 10, 2000, GMAI issued 9,680 shares of common stock.

        As of the date of this prospectus supplement, Tristar Products is entitled to an additional 5,741 shares of our common stock. To our knowledge, except for the 172,753 shares already issued to Tristar Products and the 5,741 shares of common stock to which Tristar Products is entitled, as of the date of this prospectus, the selling shareholder does not own any of our securities.

        Of the 172,753 shares of common stock already issued to Tristar Products, 163,073 are being offered for resale pursuant to the prospectus. The selling shareholder has sole voting and investment power with respect to all 163,073 shares of our common stock offered for sale in the prospectus. Of the 163,073 shares of common stock offered for resale under the prospectus, 132,019 were registered on June 14, 2000 and the other 31,054 were registered on November 8, 2000.

        The aggregate proceeds to the selling shareholder from the sale of the common stock offered by it hereby will be the purchase price of common stock less discounts and commissions, if any.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE

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ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

        THIS STICKER IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                  The Date of this Sticker is November 30, 2000